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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

Unica Corporation Limited (English Limited Company)
100% owned by Unica Corporation

Unica Corporation Software Pte Limited (Singapore Limited Company) 100% owned by Unica Corporation

Unica France SAS (French SAS)
100% owned by Unica Corporation

Unica, LLC. (Delaware limited liability company)
100% owned by Unica Corporation

Unica, L.P. (Bermuda limited partnership)

Unica Corporation is limited partner and Unica, LLC is general partner

Unica Softtech Systems India Private Limited (India private company)
99% of shares held by Reid Finance Limited for the benefit of Unica, L.P., 0.10% held by Unica Corporation
Software Pte Limited, and 0.10% held by Manish Munot

Unica Securities Corporation (Massachusetts securities corporation) 100% owned by Unica Corporation

Sane Solutions, Inc. (Delaware corporation)
100% owned by Unica Corporation